FIDENTIAL 1 Exhibit 99.3 Confidential Draft Subject to FRE 408 & Similar Provisions Subject to Provisions in the Pre-Negotiation Agreement dated April 22, 2020 Preliminary Analysis – Subject to Material Revision Not for Further Distribution July 20, 2020 CBL & Associates Properties, Inc. Discussion Materials © 2020, Ducera Partners LLC / CON

Confidential Draft
Subject to FRE 408 & Similar Provisions
Subject to Provisions in the Pre-Negotiation Agreement dated April 22, 2020
Preliminary Analysis – Subject to Material Revision
Not for Further Distribution

Credit Facility Counterproposal

($ in millions)	Company Proposal (7/17)		Counterproposal	
	Unsecured Lenders	Bank Lenders	Unsecured Lenders	Bank Lenders
Cash Consideration				
Consent/Forbearance (%)	6%	-	3%	3%
Consent/Forbearance ($)	$80	-	$41	$34
Debt Consideration				
Amount	$500	$1,123	$400	$1,123
Coupon	10%	L + 2.25%	10%	10%
Amortization	-	$45	-	-
Liens	First liens on unencumbered assets with:	First liens on existing security plus unencumbered assets for total:	First liens on unencumbered assets with:	First liens on existing security plus unencumbered assets for total:
NOI	$86	$140	~$66	~$176[1]
Debt Yield	17%	12%	16%	16%
Second Lien	No second liens	No second liens	Second liens on all Bank Lender collateral	Second liens on all Unsecured Lender collateral
Guarantees	Unsecured guarantees from all unencumbered entities	Limited Parent guarantee	Unsecured guarantees from all unencumbered entities	Unsecured guarantees from all unencumbered entities
Protection	Market call protection; Bankruptcy make-whole protection	None	To be discussed	Same treatment as unsecured noteholders
Covenants	No maintenance; incurrence only	Total Debt/Total Assets (TBD); Debt Yield Cash Trap (>10%); Debt Yield Default (>9%)	No maintenance; incurrence only	Total Debt/Total Assets (TBD); Debt Yield Cash Trap (>13.5%); Debt Yield Default (>11%)
Restricted Payment Limitations	N/A	N/A	N/A	Distributions limited to the minimum amount of cash that is required to be distributed by the REIT/Borrower with respect to a taxable year in order to maintain REIT status[2]
Maturity	June 2028	December 2027	June 2028	December 2024
Equity Consideration				
Post-Emergence Ownership	90%	-	90%	-

Notes:
(1) Incremental NOI to include a mix of asset classes (malls, associated centers, outparcels) to be allocated proportionally
(2) Determined assuming that the REIT will meet its distribution requirement by distributing stock dividends to the maximum extent permitted

2

© 2020, Ducera Partners LLC / CONFIDENTIAL

JONES DAY. Ducera

Confidential Draft Subject to FRE 408 & Similar Provisions Subject to Provisions in the Pre-Negotiation Agreement dated April 22, 2020 Preliminary Analysis – Subject to Material Revision Not for Further Distribution Disclaimer The information herein has been prepared exclusively for Recipients by Ducera Partners LLC ("Ducera"). The information contained herein is based on publicly available sources and materials provided by counsel and Ducera has not assumed any responsibility for independently verifying such information. No representation or warranty, express or implied, is or will be made, and no responsibility or liability is or will be accepted, by Ducera or by any of its officers, directors or agents as to or in relation to the accuracy or completeness of any information contained herein. In furnishing this information, Ducera undertakes no obligation to provide Recipients with access to additional information, to update any information contained herein, or to correct any inaccuracies herein. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Ducera. 3 © 2020, Ducera Partners LLC / CONFIDENTIAL